Exhibit 8.2

TROUTMAN SANDERS LLP
Attorneys at Law
Bank of America Plaza
600 Peachtree Street NE, Suite 5200
Atlanta, Georgia 30308-2216
404.885.3000 telephone
troutmansanders.com

December 18, 2014

Metro Bancshares, Inc.

9340 The Landing Drive

Douglasville, Georgia 30135

Ladies and Gentlemen:

We have acted as counsel to Metro Bancshares, Inc., a Georgia corporation (“Metro”), in connection with the proposed merger (the “Merger”) of Metro with and into ServisFirst Bancshares, Inc., a Delaware corporation (“ServisFirst”), in accordance with the applicable provisions of the Georgia Business Corporation Code and pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of October 20, 2014, as amended. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4 (as it may be amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Metro and ServisFirst, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of Metro and ServisFirst (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the transactions contemplated by the Agreement and the parties referred to in the Agreement, the Registration Statement and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement, the Registration Statement or the Representation Letters regarding the “knowledge” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

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Metro Bankshares, Inc.

December 18, 2014

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, (ii) Metro and ServisFirst will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (ii) subject to the limitations, qualifications, exceptions and assumptions set forth therein, the discussion in the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”, insofar as it summarizes United States federal income tax law, constitutes a fair and accurate summary under current law of the material United States federal income tax consequences of the Merger in all material respects.

This opinion is limited to the tax matters specifically covered herein. We have not been asked to address, nor have we addressed, any other tax consequences of the Merger. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only our best legal judgment. This opinion has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Troutman Sanders LLP